Exhibit 107.1
Calculation of Filing Fee Table

Form S-1
(Form Type)

Tecogen Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

Security Type		Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Aggregate Offering Price Per Share	Maximum Aggregate Offering Price (1)	Fee Rate	Amount of Registration Fee (1)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities (1)
Fees to be paid	Equity	Common stock, $.001 par value per share	Rule 457(a)	3,066,667 (1)(2)	$7.50 (3)	$23,000,003 (1)	0.0001531	$3,521.30	-	-	-	-
Fees previously paid	-	-	-	-	-	-	-	-	-	-	-	-
Carried Forward Securities
Carried Forward Securities	-	-	-	-	-	-	-	-	-	-	-	-
Total Offering Amounts						$23,000,003	0.0001531	$3,521.00
Total Fee Previously Paid							-	-
Net Fee Due								$3,521.30

(1)Pursuant to Rule 416 under the Securities Act of 1933, as amended (“Securities Act”), this registration statement shall be deemed to cover any additional shares of common stock, $.001 par value per share (“common stock”), of Tecogen Inc. (“Tecogen”) as may be offered or issued from time to time upon stock splits, stock dividends, recapitalizations or similar transactions.
(2)Includes up to 450,000 shares of common stock issuable upon exercise of underwriters’ over-allotment option.
(3)Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(a) under the Securities Act.